Exhibit 99.1

Pacific State Bancorp                                     1899 West March Lane
                                                          Stockton, CA 95207
                                                          209/870-3214 Telephone
                                                          209/870-3255 Fax

Press Release
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                     FOR IMMEDIATE RELEASE JANUARY 25, 2008

              PACIFIC STATE BANCORP REPORTS FOURTH QUARTER EARNINGS

Stockton, California - January 25, 2008

Steven A. Rosso, President and C.E.O. of Pacific State Bancorp (NASDAQ Global Market/PSBC), the parent company of Pacific State Bank, today reported 4th quarter profits and continued asset growth for the Stockton, California based financial institution. The contraction in net income, during the fourth quarter, is primarily due to increased funding of the allowance for loan losses. The following unaudited reported numbers are for the Company and Bank combined:

         o        Net income for the fourth quarter of 2007 of $510,000
         o        Total Assets as of December 31, 2007 of $431,323,000.
         o        Total Loans $308,375,000
         o        Total Deposits $341,821,000.
         o        Total Equity $34,365,000

PSBC quarter over quarter for December 31, 2007 compared to December 31, 2006 financial year on year performance statistics are as follows:

Balance Sheet:
         o Total Fed Funds, Interest Bearing deposits in banks and Investment Securities as of 12/31/07: $79,080,000, an increase of $24,343,000 or 44.5%
         o Net Loans as of 12/31/07: $307,375,000, an increase of $21,057,000 or 7.33%
         o Total Assets as of 12/31/07: $431,323,000, an increase of $44,571,000 or 11.52%
         o Non-Interest Deposits as of 12/31/07: $67,071,000, a decrease of 6,126,000 or 8.37%
         o Total Deposits as of 12/31/07: $341,821,000, an increase of $825,000 or 0.24%
         o Total Shareholders Equity as of 12/31/07: $34,365,000, an increase of $5,306,000 or 18.26%

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 Income Statement:

         o        Total Interest Income for the quarter ended 12/31/07:
                  $7,667,000, an increase of $235,000 or 3.16 %
         o        Total Interest Expense for the quarter ended 12/31/07:
                  $3,492,000, an increase of $625,000 or 21.80%
         o        Net Interest Income for the quarter ended 12/31/07:
                  $4,175,000, a decrease of $390,000 or 8.54%
         o        Provision for loan losses for the quarter ended 12/31/07:
                  $1,165,000 an increase of $1,075,000 or 1,194.44%. Rosso
                  stated that the company decided to make the increase to the provision based on the current economic conditions. The increase, coupled with a $200,000 recovery in the fourth quarter, moved the ALL to total loans from 0.90% to 1.25%.
         o Non-Interest Income for the quarter ended 12/31/07: $481,000, a decrease of $293,000 or 37.86%
         o        Total Non-Interest Expense for the quarter ended 12/31/07:
                  $2,585,000, a decrease of 134,000 or 4.93%. The primary reason for the decrease in non-interest expense was a decrease in salary expense. During the third quarter, management updated the cost model for deferred loan fees and direct costs associated with making loans, commitments to lend and purchases of loans. The most significant change was an increase in the amount of deferred costs associated with short term loans (less than twelve months)
         o Net Income for the quarter ended 12/31/07: $510,000, a decrease of $1,007,000 or 66.38%
         o Return on Average Assets for the quarter ended 12/31/07: 0.49% down from 1.13%
         o Return on Equity for the quarter ending 12/31/07: 5.98% down from 14.37%
         o Efficiency Ratio for the quarter ending 12/31/07: 55.52% Marginally upward movement from 55.37%
         o        Basic Earnings per share for the quarter ending 12/31/07:
                  $0.13, a decrease of $0.28 per share or 67.58%
         o        Diluted Earnings per share for the quarter ending 12/31/07:
                  $0.12, a decrease of $0.25 per share or 66.78%
         o Net Interest Margin: 4.45%, down 110 basis points. The decrease is due primarily to reduction in loan fees recorded in the fourth quarter. Other factors affecting the decrease in net interest margin were increases in the rates paid on deposits and the growth of interest bearing deposits, particularly time deposits. The change in mix was offset somewhat by the increases in the overall yields on earning assets and the change in mix of earning assets with more loans and Federal funds sold. The bank continues to have no other real estate owned.
         o        Net Interest Margin Year to Date: 4.79%, down 97 basis points.
                  The decrease is due primarily to reduction in loan fees recorded during the year. Other factors affecting the decrease in net interest margin were increases in the rates paid on deposits and the growth of interest bearing deposits, particularly time deposits. The change in mix was offset somewhat by the increases in the overall yields on earning assets and the change in mix of earning assets with more loans and Federal funds sold.

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CREDIT QUALITY EVALUATION

         At December 31, 2007, the Company had one impaired loan in the amount of $432,000. This represents 0.014% of the company's loan portfolio. As of December 31, 2007, loans past due 30 to 59 days totaled $75,000 or 0.002% of the company's loan portfolio. The company had no loans past due 60 to 89 days.

Attached are unaudited financial statements supporting the financial information provided above. Further inquiries should be directed to Mr. Steven A. Rosso at 209-870-3214, or by mail to P.O. Box 1649, Stockton, California 95201. Additional information also can be obtained by visiting the Company website - www.pacificstatebank.com.